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                                  Exhibit 3.1

                      RESTATED ARTICLES OF INCORPORATION
                                      OF
                           PREMIER BANCSHARES, INC.

     The Restated Articles were duly adopted by the Board of Directors on July 22, 1999, in accordance with the provisions of the Official Code of Georgia Annotated, Section 14-2-1007 and any amendments thereto did not require shareholder approval. These Restated Articles of Incorporation supersede the original Articles of Incorporation and all amendments to them.

                                      1.

     The name of the Corporation is PREMIER BANCSHARES, INC.

                                      2.

     The Corporation is organized pursuant to the Georgia Business Corporation Code.

                                      3.

     The Corporation shall have perpetual duration.

                                      4.

     The purposes for which the Corporation is organized are to conduct any businesses and engage in any activities not specifically prohibited to corporations for profit under the laws of the State of Georgia, and the Corporation shall have all powers necessary to conduct such businesses and engage in such activities, including, but not limited to, the powers enumerated in the Georgia Business Corporation Code or any amendment thereto.

                                      5.

          (a) The Corporation shall have the authority to issue sixty million (60,000,000) shares of common stock (the "Common Stock"), $1.00 par value, and two million (2,000,000) shares of preferred stock (the "Preferred Stock").

          (b) The Board of Directors of the Corporation is authorized, subject to limitations prescribed by law and the provisions of this Article, to provide for the issuance of the shares of Preferred Stock in series, and by filing a certificate pursuant to the applicable law of the State of Georgia to establish from time to time the number of shares to be included in each such series, and to fix the designation, powers, preferences, and relative rights of the shares of each such series and the qualifications, or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, but not be limited to, determination of the following:

               (i) The number of shares constituting that series and the distinctive designation of that series;
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               (ii)   The dividend rate on the shares of that series, whether
                      dividends shall be cumulative, and, if so, from which date or dates, and the relative rights of priority, if any, of payments of dividends on shares of that series;

               (iii) Whether that series shall have voting rights, in addition to the voting rights provided by law, and, if so, the terms of such voting rights;

               (iv) Whether that series shall have conversion privileges, and, if so, the terms and conditions of such conversion, including provisions for adjustment of the conversion rate in such events as the Board of Directors shall determine;

               (v) Whether or not the shares of that series shall be redeemable, and, if so, the terms and conditions of such redemption, including the date or dates upon or after which they shall be redeemable, and the amount per share payable in case of redemption, which amount may vary under different conditions and at different redemption rates;

               (vi) Whether that series shall have a sinking fund for the redemption or purchase of shares of that series, and, if so, the terms and amount of such sinking fund;

               (vii) The rights of the shares of that series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation, and the relative rights of priority, if any, of payment of shares of that series; and

               (viii) Any other relative rights, preferences and limitations of that series.

          (c) The Corporation has issued 40,770 shares of Series A Preferred Stock, $60.00 par value per share. The rights, preferences privileges and restrictions granted to or imposed upon the Series A Preferred Stock are as follows:

               (i)  Liquidation Preference.  In the event of any liquidation,
                    ----------------------
                    dissolution or winding up of the Corporation, either voluntary or involuntary, the holders of the Preferred Stock shall be entitled to receive, prior and in preference to any distribution of any assets or surplus funds of the Corporation to the holders of common stock of the Corporation, an amount equal to $60.00 per share for such Preferred Stock. If, upon such liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to the shareholders of the Corporation are insufficient to provide for the payment of the full aforesaid amount, such assets as are so available shall be distributed among the holders of Preferred Stock in proportion to the
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                         relative aggregate liquidation preferences
                         of the Preferred Stock so held.

               (ii)      Voting Rights. The holders of Preferred Stock shall not
                         -------------
                         be entitled to vote except as provided in this section. If at any time when the Corporation shall be in default in the payment of the dividends specified herein for two consecutive years, and until such default is cured, the holders of Preferred Stock shall be entitled to vote, share for share with the common shareholders, on all matters coming before the shareholders at all regular and called shareholders' meetings, but shall not otherwise have any right to compel the payment of dividends.

               (iii)     Dividends.  The holders of the Preferred Stock shall be
                         ---------
                         entitled to a dividend of eight percent (8%) of the par value of the Preferred Stock each year from current earnings or undivided profits, which dividend shall be cumulative but subordinate to the rights of trade creditors. Said dividends shall be payable to the holders of the Preferred Stock within six months following the end of each calendar year.

               (iv)      Redemption.  Beginning on January 1, 2000 and each year
                         ----------
                         thereafter, the Corporation shall have the right to redeem up to twenty percent (or 8,154 shares) of the 40,770 originally issued shares of the Preferred Stock issued, at a redemption price of $60.00 per share plus all accrued and unpaid dividends. If any Preferred Stock remains issued and outstanding after May 20, 2004, the holders may require the Corporation to redeem the Preferred Stock at a redemption price of $60.00 per share plus all accrued and unpaid dividends.

                                      6.

     Shares of the Corporation may be issued by the Corporation for such consideration, not less than the par value thereof, as shall be fixed from time to time by the Board of Directors.

                                      7.

     No shareholder shall have any preemptive right to subscribe for or to purchase any shares or other securities issued by the Corporation.

                                      8.

     Subject to the provisions of Section 14-2-91 of the Georgia Business Corporation Code, the Board of Directors shall have the power to distribute a portion of the assets of the Corporation, in cash or in property, to holders of shares of the Corporation out of the capital surplus of the Corporation.
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                                       9.

     The Corporation shall have the full power to purchase and otherwise acquire, and dispose of, its own shares and securities granted by the laws of the State of Georgia and shall have the right to purchase its shares out of its unreserved and unrestricted capital surplus available therefor as well as out of its unreserved and unrestricted earned surplus available therefor.

                                      10.

     No director of the Corporation shall be personally liable to the Corporation or its shareholders for monetary damages for a breach of duty of care or other duty as a director, provided that this elimination of liability shall not eliminate or limit the liability of a director (i) for an appropriation, in violation of his duties, of any business opportunity of the Corporation; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) for the types of liability set forth in Section 14-2-154 of the Georgia Business Corporation Code or (iv) for any transaction from which the director derived an improper personal benefit.

     IN WITNESS WHEREOF, the undersigned has executed these Restated Articles of Incorporation this 22nd day of July, 1999.


                                    /s/ Darrell D. Pittard
                                    ____________________________________
                                    Darrell D. Pittard,
                                    Chairman and Chief Executive Officer